Exhibit 10.2

FINAL FORM

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated [●], 2025, is entered into by and between [●] (“Shareholder”) and Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales (“Beacon”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Beacon, Clywedog Therapeutics, Inc., a Delaware corporation (“Clywedog”), Beacon Topco, Inc., a Delaware corporation and a direct wholly owned subsidiary of Beacon (“Topco”) and Cdog Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Topco (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Merger Agreement”), pursuant to which, among other things, (i) the entire issued and to be issued share capital of Beacon will be acquired by Topco pursuant to a scheme of arrangement of Beacon under Part 26 of the Companies Act (the “Scheme of Arrangement” and the transactions contemplated thereby, the “Scheme Transaction”) and (ii) following the effectiveness of the Scheme Transaction and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Clywedog with Clywedog surviving as a wholly owned subsidiary of Topco (the “Merger”); and

WHEREAS, as a condition and inducement to the willingness of Beacon to enter into the Merger Agreement, Shareholder is entering into this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

“Additional Owned Shares” means all Clywedog Common Stock, Clywedog Preferred Stock and any other securities of Clywedog that are, or will be, beneficially owned by Shareholder or any of its Affiliates and that are acquired after the date hereof and prior to the termination of this Agreement, including as a result of the exercise of Clywedog Options or issuance of Clywedog Common Stock or Clywedog Preferred Stock pursuant to the terms of the SAFE Agreements.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that Clywedog shall be deemed not to be an Affiliate of Shareholder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York and London, United Kingdom are authorized or required by applicable Law to remain closed.

“Clywedog Common Stock” means the common stock, $0.0001 par value per share, of Clywedog.

“Clywedog Preferred Stock” means the Series Seed Preferred Stock, $0.0001 par value per share, of Clywedog.

“Covered Shares” means the Owned Shares and any Additional Owned Shares.

“Liens” means any liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Owned Shares (other than as created by this Agreement or restrictions on transfer under applicable securities Laws).

“Owned Shares” means all Clywedog Common Stock and Clywedog Preferred Stock that are beneficially owned by Shareholder or any of its Affiliates as of the date hereof, as set forth on Schedule 1.

“Transfer” means, with respect to any Covered Share, the sale (including short sale), assignment, transfer, tender, pledge, encumbrance, grant of a participation interest in, hypothecation, placement in trust or other disposition (whether by sale, merger, consolidation, exchange, liquidation, dissolution, dividend, distribution, gift or otherwise) of such Covered Share or the beneficial ownership thereof, whether voluntarily or by operation of Law, the limitation of the right, title or interest or right to vote in any manner with respect thereto, the offer to make such a transfer or other disposition, or the option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2.	Voting Agreement; Irrevocable Proxy; Scheme Undertakings.

(a)           Voting Agreement. Upon the terms and subject to the conditions of this Agreement, prior to the valid termination of this Agreement in accordance with Section 7, at any meeting of the shareholders of Clywedog, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Clywedog is sought (including the Clywedog Stockholder Written Consents), subject to Section 2(b), Shareholder shall, or shall cause the holder of record of any Covered Shares to, (i) appear (in person or by proxy) at each such Clywedog Meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all Covered Shares at such meeting (or written consent in lieu thereof):

(1)            in favor of (i) adopting and approving the Merger Agreement, the Merger and the Contemplated Transactions and (ii) providing any other consents or waivers required by the Clywedog Organization Documents to adopt the Merger Agreement, the Merger and the Contemplated Transactions;

(2)            in favor of any matter necessary to implement the Contemplated Transactions;

(3)            against any Acquisition Proposal with respect to Clywedog or any other proposal made in opposition to the Merger Agreement and the Contemplated Transactions;

(4)            against any merger, amalgamation, consolidation, combination, share exchange, business combination, sale of material assets, reorganization, recapitalization, dissolution, liquidation, winding up of or by, or any other extraordinary corporate transaction involving Clywedog (except as expressly contemplated by the Merger Agreement); and

(5)            against any proposal, action or agreement that would reasonably be expected to prevent the consummation of the Contemplated Transactions.

Additionally, Shareholder shall not revoke (or seek to cause the revocation of) the terms of any forms of proxy submitted in accordance with clauses (1) through (4) of Section 2(a) and shall not otherwise propose, commit, agree to or take any action inconsistent with any of the foregoing clauses (1) through (4) of Section 2(a).

(b)           Irrevocable Proxy.

(i)             Shareholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Covered Shares. Shareholder hereby irrevocably appoints Beacon (or any person nominated by Beacon for the purpose hereof), and undertakes to execute any form of proxy reasonably required by Beacon appointing Beacon (or any person nominated by Beacon), as attorney-in-fact and proxy, with full power of substitution, for and on its behalf, for and in the name, place and stead of Shareholder, to (x) attend and vote, express consent or dissent or issue instructions to the holder of record of any Covered Shares to vote such Covered Shares in accordance with the provisions of Section 2 at any meeting of the shareholders of Clywedog (or written consent in lieu thereof), and (y) grant or withhold, or issue instructions to the holder of record of any Covered Shares to grant or withhold, in accordance with the provisions of Section 2, all written consents with respect to the Covered Shares.

(ii)            The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Shareholder, if Shareholder is an individual), except as provided in the last sentence of this Section 2(b)(ii), and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement in accordance with Section 7. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with, and granted in consideration of and as an inducement to Beacon entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Shareholder under Section 2(a). Beacon covenants and agrees with Shareholder that Beacon will exercise the foregoing proxy consistent with the provisions of Section 2(a) and Section 2(b). Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

3.	No Disposition or Solicitation.

(a)           No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement or with the prior written consent of Beacon, Shareholder shall not: (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein (other than Transfers by operation of law, in which case this Agreement shall bind the transferee), (ii) enter into any Contract with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, consent, power-of-attorney, right of first offer or refusal or other authorization in or with respect to any or all of the Covered Shares other than as required to effect Shareholder’s voting obligations in Section 2, (iv) deposit or permit the deposit of any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than as required to effect Shareholder’s voting obligations in Section 2, (v) create or permit to exist any Lien (other than restrictions on Transfer or voting as created by this Agreement or under applicable securities Laws) on any of the Covered Shares or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder in any material respect or otherwise make any representation or warranty of Shareholder herein untrue or incorrect in any material respect. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void. No Shareholder shall or shall permit any Person under such Shareholder’s control to, and shall direct its and their respective Representatives not to, seek or solicit any such Transfer, Contract or Lien. Notwithstanding the foregoing, any Shareholder who is an individual may Transfer Covered Shares (A) to any member of such Shareholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (B) to a trust for the sole benefit of such Shareholder or any member of such Shareholder’s immediate family, or (C) for the sole purpose of paying the exercise price of Clywedog Options or to cover Tax withholding obligations or employee national insurance or other social security contributions arising as a result of or otherwise in connection with any grant, vesting, cancellation or exercise of Clywedog Options (or share awards in the capital of the Clywedog) and to the extent permitted by the instruments representing such Clywedog Options only; provided that any such Transfer in clauses (A) or (B) shall be permitted only if the applicable transferee executes a joinder to this Agreement, in a form reasonably acceptable to Beacon, and delivers such executed joinder to Beacon as soon as practicable after such Transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. Further, notwithstanding the foregoing, any Shareholder that is an entity may Transfer Covered Shares (or any interest therein) (i) to a controlled Affiliate or any general or limited partnership, limited liability Clywedog or other entity that is an Affiliate (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) of the Shareholder; provided that such Transfer shall be permitted only if the applicable transferee executes a joinder to this Agreement, in a form reasonably acceptable to Beacon, and delivers such executed joinder to Beacon as soon as practicable after such Transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement.

(b)           Non-Solicitation. Subject to Section 8, Shareholder shall, and shall instruct its Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person with respect to an Acquisition Proposal or which would reasonably be expected to lead to an Acquisition Proposal. Until the termination of this Agreement pursuant to, and in accordance with, Section 7, Shareholder shall not, and Shareholder shall direct its Representatives not to, directly or indirectly, take any action that Clywedog, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

4.	Additional Agreements.

(a)           Certain Events; Additional Owned Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Clywedog affecting the Covered Shares or the acquisition by Shareholder or any of its Affiliates of Additional Owned Shares, the type and number of Covered Shares shall be adjusted appropriately and automatically. In the event that a Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Additional Owned Shares, such Additional Owned Shares shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Clywedog Common Stock set forth on Schedule 1 opposite the name of such Shareholder will be deemed amended accordingly and automatically. Each Shareholder shall promptly notify Beacon in writing of any such event and of the number of Additional Owned Shares acquired.

(b)           Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Clywedog (including through Clywedog’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares to prevent the Transfer of any thereof on the books of the Clywedog in violation of this Agreement, and authorizes Clywedog to legend the certificates or book-entry records evidencing the Covered Shares to reflect that such Covered Shares are subject to this Agreement.

(c)           Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (i) irrevocably waives and agrees not to exercise any and all rights of appraisal or rights to dissent from the Contemplated Transactions that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Clywedog, Clywedog’s directors or any of their respective Affiliates or successors, in each case, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Contemplated Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (B) alleging a breach of any fiduciary duty of the Clywedog Board in connection with the Merger Agreement or any of the Contemplated Transactions, (C) with respect to SEC disclosure (or other disclosure to the holders of Clywedog Common Stock) in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby or (D) against Beacon or its Representatives in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby; provided, that, the foregoing shall not limit or restrict in any manner the Shareholder from enforcing the Shareholder’s rights under this Agreement and the other agreements entered into by the Shareholder in connection herewith, or otherwise in connection with the Merger, including the Shareholder’s right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

(d)           Communications. Unless required by applicable Law, Shareholder shall not issue or cause the publication of any press release or other public announcement with respect to the Contemplated Transactions or this Agreement or the Merger Agreement without the prior consent of Clywedog and Beacon; provided that if Shareholder is a venture capital, private equity or other investment firm fund, Shareholder may share information with respect to the Contemplated Transactions, this Agreement or the Merger Agreement on a need to know basis with respect to its investors and lenders who are subject to a confidentiality agreement and obligated to maintain such information as confidential. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Clywedog, Beacon or any of their respective Affiliates of Shareholder’s identity and holding of Covered Shares, the existence of this Agreement, the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and any other information related to the subject matter of this Agreement, in each case, that Clywedog or Beacon reasonably determines is required to be disclosed by applicable Law in any press release, any schedules and documents filed by Clywedog or Beacon with the SEC or any other disclosure document in connection with the Merger Agreement, Scheme of Arrangement or the Contemplated Transactions; provided, that, Clywedog, Beacon or their respective Affiliates provide such publication or disclosure to the Shareholder in advance for its review and comment and takes into reasonable consideration any comments that are provided by Shareholder and (ii) Shareholder agrees to promptly (A) provide Clywedog or Beacon any information related to such Shareholder that Clywedog or Beacon may reasonably require for the preparation of any such disclosure documents and (B) notify Clywedog or Beacon of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document if and to the extent that any such information shall have become false or misleading in any material respect or to correct any material omissions therefrom.

(e)           Spousal Consent. If Shareholder is married and any of the Covered Shares, or any interest therein, may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, Shareholder shall deliver to Beacon, concurrently herewith, a duly executed consent of Shareholder’s spouse, in the form attached hereto as Exhibit A.

(f)            Reasonable Efforts. Shareholder agrees to execute and deliver such additional documents as Beacon may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, Shareholder shall execute and deliver to Beacon and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Beacon with respect to Shareholder’s voting obligations under this Agreement.

(g)           Notice of Certain Events. Shareholder shall promptly notify Beacon of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of Shareholder set forth in Section 5.

5.	Representations and Warranties of Shareholder.

Shareholder hereby represents and warrants to Beacon as set forth below.

(a)           Title. Shareholder is the sole registered holder or beneficial owner of (i) the Owned Shares and (ii) the securities of Clywedog convertible into or exchangeable or exercisable for Owned Shares (including any securities to be issued pursuant to the terms of the SAFE Agreements) or other securities of Clywedog, in each case, set forth on Schedule 1 (the “Disclosed Owned Securities”). The Disclosed Owned Securities constitute all of the securities of Clywedog owned of record or beneficially by Shareholder or its Affiliates on the date hereof and neither Shareholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Clywedog Common Stock or any other securities of Clywedog or any securities of Clywedog convertible into or exchangeable or exercisable for Clywedog Common Stock or such other securities of Clywedog, in each case other than the Disclosed Owned Securities or as expressly provided in the Investor Agreements. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions (or sole power to procure the voting, disposition and issuance of instructions in respect of the Disclosed Owned Securities) with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement and to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any and all Liens (other than as created by this Agreement or under applicable securities Laws or Liens that may be imposed pursuant to the Investor Agreements set forth on Schedule 2 to this Agreement).

(b)           Organization. If Shareholder is not a natural person, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and has all requisite corporate, limited liability company, partnership or trust power and authority to own, lease or otherwise hold and operate such Shareholder’s assets and properties and to carry on such Shareholder’s business as now conducted.

(c)           Authority. If the Shareholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations under this Agreement. If the Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Shareholder’s obligations under this Agreement. No other proceedings or actions on the part of Shareholder or, if applicable, its board of directors, trustees, other governing body, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Beacon, constitutes the legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms. If Shareholder is married, and any of the Covered Shares (or any beneficial interest therein) may constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable against Shareholder’s spouse in accordance with its terms.

(e)           No Conflict or Default. As of the date hereof, no action by or in respect of, or filing by or with, any other Person is necessary for the execution, delivery or performance of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby and the compliance by Shareholder with the provisions hereof. As of the date hereof, the execution, delivery or performance of this Agreement by Shareholder do not, and the consummation by Shareholder of the transactions contemplated hereby and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require any consent or other action by any Person under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound or result in the creation of any Lien upon the Covered Shares (other than as created by this Agreement or under applicable securities Laws), (ii) conflict with or violate any Laws or judgment applicable to Shareholder or any of Shareholder’s properties or assets, or (iii) if Shareholder is not a natural person, contravene or conflict with Shareholder’s certificate of incorporation and bylaws, trust agreement or other organizational documents, as applicable, other than (y) in the cases of clauses (i) and (ii), any such any violation, breach, default, action, termination, modification, cancellation, acceleration, loss of benefit, Lien or conflict that would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby or (z) the Investor Agreements.

(f)            Absence of Litigation. There is no Action before or by any Governmental Authority pending or, to the knowledge of Shareholder, threatened against or affecting such Shareholder or any of its properties, assets or Affiliates (including the Covered Shares) that would reasonably be expected to, impair or delay the ability of Shareholder to perform its obligations under this Agreement, or consummate the transactions contemplated hereby, on a timely basis.

(g)           Proxy. Except for this Agreement or the Investor Agreements, none of the Shareholder’s Covered Shares are subject to any voting agreement, voting trust or other Contract, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares on the date hereof. Shareholder further represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable except as otherwise provided in the Investor Agreements.

(h)           Finders and Brokers. No agent, broker, finder, investment banker, Person or firm acting on behalf of the Shareholder or under the Shareholder’s authority is or will be entitled to any advisory, brokerage, finder’s or other similar fee or commission or reimbursement of expenses in connection with this Agreement or any of the transactions contemplated hereby.

(i)             Receipt; Reliance. Shareholder has received and reviewed a copy of the Merger Agreement. Shareholder understands and acknowledges that Beacon is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

6.	Representations and Warranties of Beacon.

Beacon hereby represents and warrants to Shareholder as set forth below.

(a)           Organization. Beacon is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization.

(b)           Authority. Beacon has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Beacon and no other corporate proceedings on the part of Beacon are necessary to authorize the consummation of the transactions contemplated hereby and the performance of Beacon’s obligations under this Agreement.

(c)           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Beacon and, assuming this Agreement constitutes the legal, valid and binding agreement of Shareholder, constitutes the legal, valid and binding agreement of Beacon, enforceable against Beacon in accordance with its terms.

7.	Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the mutual written consent of Beacon and Shareholder, (b) receipt of the Required Clywedog Stockholder Vote, (c) the Merger Effective Time, (d) the termination of the Merger Agreement in accordance with its terms (without giving effect to any amendment thereto unless consented to by Shareholder), (e) any material modification or amendment of the Merger Agreement (including any exhibits, annexes or schedules thereto, or any agreement contemplated thereby), without the prior written consent of the Shareholder, that, in each case, (i) results in a decrease in the amount or changes the form of consideration (including any change in the allocation of the form of consideration) payable to the Shareholder pursuant to the terms of the Merger Agreement (including any exhibits or schedules thereto) as in effect on the date hereof or (ii) is otherwise adverse in any material respect to the Shareholder, (f) the End Date or (g) the termination of the Voting and Support Deed to which Oxford Science Enterprises plc is a party with Clywedog pursuant to Section 3(c) of that agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement prior to its termination and (ii) this Section 7 and Section 9 shall survive any termination of this Agreement.

8.	No Limitation. Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of Clywedog, and not in such Shareholder’s capacity as a director, officer or employee of Clywedog. Nothing in this Agreement shall be construed to prohibit Shareholder from taking any action (or failure to act) in his or her capacity as an officer or member of the Clywedog Board or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of Clywedog, or prevent or be construed to create any obligation on the part of any director or officer of Clywedog from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of Clywedog shall be deemed to constitute a breach of this Agreement.

9.	Miscellaneous.

(a)           Expenses. Except as otherwise expressly provided herein, Beacon and Shareholder shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder.

(b)           Amendment. At any time prior to the Merger Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Beacon Shareholders or the shareholders of Clywedog) if, and only if, such amendment or waiver is in writing and signed by Beacon and Shareholder; provided, however, that after the receipt of the Required Beacon Shareholder Vote or the Required Clywedog Stockholder Vote, no amendment shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of the Beacon Shareholders or the shareholders of Clywedog without the further approval of such shareholders.

(c)           Waiver.

(i)             At any time prior to the Merger Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the Required Beacon Shareholder Vote or the Required Clywedog Stockholder Vote, no waiver shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of the Beacon Shareholders or the shareholders of Clywedog, as applicable, without the further approval of such shareholders.

(ii)            No party may waive, and no party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under this Agreement in favor of Shareholder.

(iii)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(iv)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)           No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Merger Effective Time, except for covenants and agreements which contemplate performance after the Merger Effective Time or otherwise expressly by their terms survive the Merger Effective Time.

(e)            Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto) constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(f)            Applicable Law; Jurisdiction.

(i)             This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(ii)            The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(iii)           To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9(f)(ii).

(g)           Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(h)           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

(i)            No Third Party Beneficiaries. Except for following the Merger Effective Time, Beacon and Shareholder agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(j)            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Shareholder:

At the address and email set forth on Schedule 1 hereto.

Notices to Clywedog:

Clywedog Therapeutics, Inc.

8 The Green Suite 8666

Dover, DE 19901

Attention: CEO

Attention: President

Email: ***

Email: ***

with copies (which shall not constitute notice) to:

Snell & Wilmer, L.L.P.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: Bardia Moayedi

Email: Bmoayedi@swlaw.com

Notices to Beacon:

Barinthus Biotherapeutics plc

20400 Century Boulevard, Suite 210

Germantown, MD 20871

Attention:         Bill Enright

Email:                 ***

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Robert Puopolo
Blake Liggio
Jean Lee
Email:	rpuopolo@goodwinlaw.com
bliggio@goodwinlaw.com
jean.lee@goodwinlaw.com

(k)           Other Definitional Provisions.

(i)             All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(ii)            Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(iii)           The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(iv)           Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(v)            This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

(vi)           Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face.

(l)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

(m)          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Beacon and Shareholder in accordance with their specific terms or were otherwise breached by Beacon or Shareholder. It is accordingly agreed that (i) Beacon shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Shareholder and to enforce specifically the terms and provisions hereof against Shareholder in any court having jurisdiction, this being in addition to any other remedy to which Beacon is entitled at law or in equity, including damages in the event of the Shareholder’s intentional breach of this Agreement, without posting any bond or other undertaking and (ii) the Shareholder shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Beacon and to enforce specifically the terms and provisions hereof against Beacon in any court having jurisdiction, this being in addition to any other remedy to which the Shareholder is entitled at law or in equity, including damages in the event of Beacon’s intentional breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9(m) are an integral part of the Contemplated Transactions and that, without these agreements, Beacon would not enter into this Agreement.

(n)           No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Beacon any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Beacon shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Clywedog or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement.

(o)           Security. Shareholder irrevocably and by way of security for Shareholders’ obligations under this Agreement appoints each of Beacon and any person nominated by Beacon to be Shareholder’s attorney to execute on Beacon’s behalf any proxy forms for any Clywedog Meeting and to sign, execute and deliver any documents and to do all acts and things as may be necessary for or incidental to the completion of the Transaction and/or performance of Shareholder’s obligations under this Agreement.

(p)           No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Beacon and Shareholder have caused this Agreement to be signed and delivered as of the date first written above.

BARINTHUS BIOTHERAPEUTICS PLC

By:
Name:
Title:

SHAREHOLDER (if an entity):

Name of Shareholder:

By:
Name:
Title:

SHAREHOLDER (if an individual):

Name:

Signature:

Schedule 1

DISCLOSED OWNED SECURITIES AND NOTICE ADDRESS

Name and Contact Information for Shareholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Preferred Stock Beneficially Owned	Additional Disclosed Owned Securities
[NAME]
[ADDRESS]
Attention: [●]
Email: [●]

Schedule 2

INVESTOR AGREEMENTS

1.	That certain Stockholders Agreement dated January 13, 2021, by and among Clywedog Therapeutics, Inc. (f/k/a Vyrnwy Therapeutics, Inc.) OrbiMed Private Investments VIII, LP, TPAV, LLC, Iain Dukes, and Nikolay Savchuk.

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Voting and Support Agreement (the “Voting and Support Agreement”), dated [●], 2025, by and between [●] (“Shareholder”) and Barinthus Biotherapeutics plc, a public limited company organized under the Laws of England and Wales, I, the undersigned, spouse of the Shareholder, have been given a copy of, and have had an opportunity to review, the Voting and Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Voting and Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting and Support Agreement. I agree to be bound by and accept the provisions of the Voting and Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Covered Shares (as defined in the Voting and Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting and Support Agreement.

Name of Spouse